Exhibit 11.2

KEY PRINCIPLES

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You must not deal in AstraZeneca Securities if you are a Restricted Person, Permanent Insider or in possession of Inside Information.
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You must not misuse confidential information, whether for your own benefit or another’s.
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Your obligations not to misuse confidential information and not to deal when in possession of Inside Information apply even if you no longer work for AstraZeneca.
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Directors, Officers and PDMRs should also refer to the appended Schedule of additional information for Directors, Officers and PDMRs for further information on their obligations.

WHY IT MATTERS AND TO WHOM

AstraZeneca PLC is a public company that allows for trading in its securities on stock exchanges in the UK, Sweden and the US. Many countries, including the UK, Sweden and the US, prohibit dealing in a company’s shares when in possession of inside information about that company.

This Standard is part of the framework to satisfy AstraZeneca’s obligations in this regard. Consistent with our Code of Ethics commitments to do the right thing, act with integrity, avoid conflicts of interest and protect company property, this Standard is designed to ensure that you do not misuse, or place yourself under suspicion of misusing, confidential information when dealing in AstraZeneca Securities or the securities of other companies with whom AstraZeneca has a relationship.

Information we receive in the course of our work for AstraZeneca should never be misused, whether for personal gain or otherwise. Good judgement should always be exercised to avoid the suggestion of improper behaviour.

Failure to comply with this Standard is a serious matter and may result in disciplinary procedures and constitute a civil or criminal offence.

WHAT YOU NEED TO KNOW AND WHY

What are “securities”? These are publicly traded or quoted shares or debt instruments, and any linked derivatives or financial instruments. This includes shares, bonds, depositary receipts, and options.

What are “AstraZeneca Securities”? These are AstraZeneca’s ordinary shares (listed on the London Stock Exchange, the New York Stock Exchange and the Nasdaq Stockholm Stock Exchange and listed debt instruments (listed on the London Stock Exchange and the New York Stock Exchange) and any "relevant financial instrument”. A “relevant financial instrument” is an instrument in which the exposure to AstraZeneca’s shares or debt is greater than 20% of the total portfolio represented by that instrument. This includes the AstraZeneca Allemansfond in Sweden but excludes a financial instrument where you do not know, and could not know, the investment composition or exposure of such financial instrument and there is no reason for you to believe that the issuer’s shares or debt instruments exceed the 20% threshold.

What constitutes “dealing”? Deal or dealing has a very broad meaning and covers any type of transaction in securities, including purchases, sales, the exercise of options, the receipt of shares under share plans, using securities as collateral for a loan or other obligation and entering into, amending or terminating any agreement in relation to securities. Where dealing is prohibited, recommending, or encouraging someone else to deal is also prohibited.

What is “inside information”? Inside information means any non-public information of a precise nature relating, directly or indirectly, to a business or financial position which, if it were made public, could have a significant effect on the price of a company’s publicly traded securities.

Who should I contact with questions? If you are in any doubt as to whether you can deal in AstraZeneca Securities, you should not deal and should contact Board & Corporate Support via email to Dealing-Request-Mailbox@astrazeneca.com from your AstraZeneca email account.

AZ Standard - Table of Contents (ToC)

KEY PRINCIPLES		1
WHY IT MATTERS AND TO WHOM		1
WHAT YOU NEED TO KNOW AND WHY		1
REQUIREMENTS		3
1.1	Restrictions Against Dealing	3
1.2	Clearance To Deal	4
1.3	Further Guidance on Types of Dealing	5
RESPONSIBILITIES AND KEY ACCOUNTABILITIES		6
REFERENCES		6
DOCUMENT HISTORY		6
APPENDIX		7
Appendix A - Email Request for Clearance to Deal		7
SCHEDULE OF ADDITIONAL INFORMATION FOR DIRECTORS, OFFICERS AND PDMRS		8
REQUIREMENTS		9
1.	Clearance To Deal	9
2.	Closed periods	10
3.	PDMR and PCA regulatory notifications	10
4.	Director and Officer SEC filing requirements	11
APPENDICES TO SCHEDULE		11
Appendix B – PDMR and PCA notifications to the UK FCA, Swedish FSA, and the Company Secretary re: dealing in securities		11
Appendix C – Director and Officer filings with the US SEC		12

REQUIREMENTS

1.1	Restrictions Against Dealing

Why is this Standard necessary?

Many countries, including the UK, Sweden, and the US, prohibit dealing in a company’s securities while in possession of inside information about that company. Companies themselves also have obligations to safeguard against such dealings. This Standard is part of the framework to satisfy AstraZeneca’s obligations in this regard. This Standard is also designed to ensure that you do not misuse, or place yourself under suspicion of misusing, confidential information when dealing in AstraZeneca Securities or the securities of other companies with whom AstraZeneca has a relationship.

When am I restricted from dealing in AstraZeneca Securities?

In addition to any legal restrictions which apply to you, you are restricted by AstraZeneca from dealing in AstraZeneca Securities if you fall into one of the following categories:

●	AstraZeneca has told you that you are a Restricted Person. You should receive an email letting you know that you are a Restricted Person in relation to a project. You should receive another email again when you are no longer restricted for that project. You may be designated a Restricted Person for more than one project at a time. It is your responsibility to check that you are no longer restricted in relation to any projects before dealing.
●	AstraZeneca has told you that you are a Permanent Insider. These are individuals who are always restricted because of the nature of their roles and access to confidential information e.g. SET members and members of the Disclosure Committee.
●	AstraZeneca has told you that you are a person discharging managerial responsibilities (PDMR). This is a small number of individuals. It includes the CEO and CFO and other Directors of AstraZeneca PLC.
●	You have access to inside information concerning AstraZeneca but have not been told that you are restricted from dealing. This is an unlikely scenario. However, if you think this has happened you must not deal and must contact a member of the Board & Corporate Support Team immediately.
●	You are a third party who has been told that you are restricted and are bound by the terms of this Standard.

What does it mean to be restricted from dealing?

Being restricted means that you must not deal in AstraZeneca Securities for yourself or anyone else (directly or indirectly) without first obtaining clearance to deal. It also means you must not recommend or dissuade someone from dealing in AstraZeneca Securities – even if you will not profit from such dealing.

What happens if my share award is scheduled to vest whilst I am restricted from dealing, or during a Closed Period?

Vesting of share awards is technically dealing but there are exceptions which can apply. As a result, with the exception of PDMRs, if your share award is due to vest whilst you are restricted or during a Closed Period, the vest will usually take place provided the timing and terms of the vest were pre-determined at the time of grant. You will not be required to obtain clearance prior to the scheduled vest. The Company reserves the right to delay your vest if it deems it appropriate. Recipients of share awards do not need to seek clearance to deal to receive a vesting of an award as that is managed by the Company.

If you are a PDMR, the vesting of your share award will generally be delayed until the relevant restricted persons list or applicable closed period has ended.

Why am I being asked for my personal information?

AstraZeneca is required by law to keep and, on request by relevant regulators, disclose lists of persons with access to inside information. To comply with this obligation, you may be contacted by Board & Corporate Support to confirm your personal details, including name, date of birth, home address and personal phone numbers. You must provide this information promptly on request.

What about making investments in investment funds or other instruments?

Financial instruments which have an exposure to AstraZeneca’s shares or debt that is greater than 20% of the total portfolio represented by that instrument are AstraZeneca Securities for the purposes of this Standard. Dealing in such instruments is restricted accordingly. This includes the AstraZeneca Allemansfond in Sweden but excludes a financial instrument where you do not know, and could not know, the investment composition or exposure of such financial instrument and there is no reason for you to believe that the issuer’s shares or debt instruments exceed the 20% threshold.

What about dealing in another company’s securities?

From time to time, you may also have access to sensitive confidential information or inside information about another company or group of companies (e.g. a supplier, deal target or collaboration partner). You must not disclose such information or deal in the securities of that company or group at those times.

It is your responsibility to comply with all legal and regulatory requirements relating to another company’s confidential information. AstraZeneca is not responsible for monitoring these requirements for you and you may not be informed that you are restricted from dealing in another company’s securities. You should always exercise good judgement when considering dealing in securities of a company that you know AstraZeneca has a relationship with. This is not limited to formal relationships and includes companies with which AstraZeneca is only in discussions or negotiations.

It is a core value of our company that We Do The Right Thing. Along with the prohibition of insider trading (in AstraZeneca or other companies) set out in the Code of Ethics and this Standard, our Global Policies on Our Interactions and Our Workplace require us to act with integrity, avoid conflicts of interest and protect company property. Information we receive in the course of our work for AstraZeneca should never be misused, whether for personal gain or otherwise.

1.2	Clearance To Deal

When do I need to apply for clearance to deal?

If you are restricted from dealing in AstraZeneca Securities, you must apply for and be granted clearance to deal in advance. Clearance to deal will only be granted in limited circumstances.

You must not make an application for clearance to deal if you are in possession of inside information. If you become aware that you are or may be in possession of inside information after you apply, you must inform a member of the Board & Corporate Support team as soon as possible and refrain from dealing (even if you were given clearance).

As set out above, if you are restricted you do not need to seek clearance to deal in connection with a scheduled vest of a share award as that is managed by the Company. Unless you are a PDMR, the vest will usually take place in accordance with the timings provided at the time of grant.

How do I make an application for clearance to deal?

If you wish to apply for clearance to deal, please send the information set out in Appendix A to the Company Secretary by emailing the Dealing-Request-Mailbox@astrazeneca.com. The information provided must be accurate and complete.

If you are a Director, Officer or PDMR, please refer to the Schedule of additional information for Directors, Officers and PDMRs at the end of this Standard, which includes further requirements and obligations that apply to you.

How long does it take to receive a response?

It takes time to consider applications for clearance to deal. You will normally receive a written response within two business days of making an application. You should not expect an immediate or same day response. If you have a particular timeline in mind for dealing in AstraZeneca Securities, please time your request accordingly.

What happens if my application is granted?

If you are given clearance to deal, you will be given a window within which your dealing must occur. If you do not deal during this window, you will need to submit a further request if you still wish to deal. The permission will immediately lapse if you come into the possession of inside information prior to dealing. Clearance to deal may be granted subject to conditions. If this is the case, you must observe those conditions.

What happens if my application is refused?

You will be told that your application has been refused and you must not deal. AstraZeneca will not normally give you reasons why it was refused. You must keep any refusal confidential and not discuss it with anyone.

1.3	Further Guidance on Types of Dealing

The meaning of dealing is very broad. It is not possible to list every type of dealing, however, further guidance on some common types of dealing is provided in this section. If you are restricted and, in any doubt, you must not deal and must contact Board & Corporate Support on Dealing-Request-Mailbox@astrazeneca.com.

Do I need clearance to deal if my activities relate to an AstraZeneca employee share scheme?

Yes, taking certain actions under an AstraZeneca employee share scheme constitutes dealing. For example, all of the following activities fall within the definition of dealing:

●	buying or selling shares.
●	exercising an option to purchase shares.
●	stopping, starting, or changing contributions under a share plan.
●	electing to receive dividends in cash or shares (or changing a previous instruction).

What if AstraZeneca is the one dealing in shares and not me?

Where activities under an AstraZeneca employee share scheme or investments in AstraZeneca Allemansfond are carried out by AstraZeneca and not by you, different clearance procedures and restrictions apply. You will be notified by AstraZeneca if anything is required from you in this scenario. Any subsequent actions that you take, such as selling shares, changing contributions, or changing dividend elections may be classed as dealing and, if you are restricted, require prior clearance.

Please note that AstraZeneca may decide to change the scheduled timings for activities such as grants and vestings in certain circumstance, for example where AstraZeneca is not able to deal or is not able to deal on behalf of participants because they are restricted from dealing.

Do I need clearance to deal if I am not the one making the investment?

You will need clearance to deal if you direct or participate in decisions regarding those investments (e.g. via a Trading Plan or an Investment Programme, or if you act as the trustee of a trust).

RESPONSIBILITIES AND KEY ACCOUNTABILITIES

Role Name / Role Designee	Responsibilities
Company Secretary

Responsible to for ensuring that the Group has an effective Standard, which is compliant with Market Abuse Regulations and other similar requirements which arise as a result of the Company’s listing on three stock exchanges.

Deputy Company Secretary responsible for Disclosure Committee	Owner of the Standard and ensuring it is updated to reflect internal and external developments.

REFERENCES

Type	Reference/Document Title	Document ID Number (if applicable)
Internal	AZ Code of Ethics	Link Here
External	FCA PDMR Reporting Portal	Link Here
External	FSA PDMR Reporting Portal	Link Here
External	SEC EDGAR Filer Site	Link Here

Please consult the AstraZeneca Glossary for clarity on definitions as needed.

DOCUMENT HISTORY

Version	Description of Change	Effective Date
3.0

Information only applicable to Directors, Officers and PDMRs split into a separate Schedule for clarity. Updates to Standard, including to reflect the harmonisation of AstraZeneca’s listing structure and anticipated changes to SEC notification requirements.

February 2026

2.0	Updates to definition of securities and SEC notification requirements.	February 2024
1.0	Various iterations of the Standard were previously available on the Legal pages of Nucleus.	In effect since before 2016

APPENDIX

Appendix A - Email Request for Clearance to Deal

The following information should be sent by email requesting clearance to deal:

●	name and contact details, including email address and contact phone number.
●	description of the securities, for example, shares or bonds.
●	place of transaction, meaning the name of the Stock Exchange on which the transaction will be carried out.
●	other details, this includes all other relevant information that might reasonably assist the consideration of your application for clearance to deal (e.g. the transfer is a gift or relates to changes in your employee share scheme or to enter into, amend or cancel a Trading Plan or Investment Programme).

You should also confirm in your email request that you are not in possession of inside information relating to AstraZeneca Securities.

SCHEDULE OF ADDITIONAL INFORMATION FOR DIRECTORS, OFFICERS AND PDMRS

This Schedule must be read in conjunction with the preceding AstraZeneca Standard – Dealing in Shares and Securities (the Standard).

This Schedule contains additional information that is applicable to Directors, Officers and / or Persons Discharging Managerial Responsibilities (PDMRs) of AstraZeneca PLC, including regulatory notification and filing requirements which may apply to your AstraZeneca shareholding.

The Company Secretary and their team can help you navigate through these regulatory notifications and filings.

Who are Directors, Officers and PDMRs?

Information in this Schedule applies to the following groups of persons, as marked within the Schedule. Note there is overlap in membership of these groups.

●	All Directors of AstraZeneca PLC.
●	All Officers of AstraZeneca PLC. For the purposes of this Schedule, ‘Officers’ are determined by the Company in accordance with the relevant definition under US law. AstraZeneca will notify you if you are an Officer.
●	All PDMRs of AstraZeneca PLC. PDMRs are determined by the Company in accordance with the relevant definitions under the UK Market Abuse Regulation and EU Market Abuse Regulation (UK and EU MAR). AstraZeneca will notify you if you are a PDMR.

All Directors, Officers and PDMRs of AstraZeneca are classed as Permanent Insiders, and therefore are restricted from dealing in AstraZeneca Securities as described in the Standard. Permanent Insiders must always apply for clearance before dealing in AstraZeneca Securities.

Further information and questions

If you have any questions about your obligations or the information in the document, please contact the Company Secretary.

REQUIREMENTS

1.Clearance To Deal

When do Directors, Officers and PDMRs need to apply for clearance to deal?

All Directors, Officers and PDMRs of AstraZeneca are classed as Permanent Insiders (as described in the Standard) and must always therefore apply for clearance before dealing in AstraZeneca Securities.

General information on applying for clearance to deal is set out in the preceding Standard. The following additional requirements apply to Directors, Officers and / or PDMRs. Certain information is also applicable to persons closely associated with PDMRs (PCAs).

Who is a PCA?

PCA means persons closely associated with a PDMR, including:

●	a spouse, civil partner or equivalent under national law.
●	dependent children, meaning children or stepchildren under the age of 18 who are unmarried and do not have a civil partner.
●	a relative who has shared the same household as the PDMR for at least one year on the date of dealing.
●	a legal person, trust or partnership, (i) the managerial responsibilities of which are discharged by the PDMR (or by a PCA referred to in the above bullet points); (ii) which is directly or indirectly controlled by such a person; (iii) which is set up for the benefit of such a person; or (iv) the economic interests of which are substantially equivalent to those of such a person.

PDMRs must inform the Company Secretary of the identity of their PCAs and keep the Company Secretary updated of any changes to the details of such PCAs.

Clearance procedures for Directors, Officers and PDMRs

You must not deal at any time without first applying for and obtaining clearance to deal.

In advance of making any application for clearance to deal, please speak to the Company Secretary and encourage your PCAs (if applicable) to do the same.

Requests for clearance to deal should include the information set out in Appendix A to the Standard. This email should include the Company Secretary in copy and be sent as follows:

●	Officers and PDMRs who are not Directors should send their requests to the Company Secretary.
●	A Director (other than the Chair) should send their request to the Chair.
●	The Chair should send their request to the CEO.
●	If the role of Chair and CEO are combined, that person should send their request to the Senior independent Non-Executive Director.
●	The Company Secretary should send their request to the Chair.

2.Closed periods

This section applies to PDMRs (including any Directors and Officers who are designated as PDMRs) and their PCAs. It does not apply to any Directors or Officers who are not designated as PDMRs.

Further restrictions apply to PDMRs and their PCAs in Closed Periods

PDMRs will not ordinarily be given clearance to deal during a Closed Period. Limited exceptions apply, including for the sale of shares in exceptional circumstances, dealings relating to certain employee benefit schemes, and transactions which do not change the beneficial interest in the shares in question. You will also need to demonstrate that the particular trade cannot be executed at any time other than in the relevant Closed Period and you do not have access to inside information.

When are the Closed Periods?

AstraZeneca will give you advance notice of the dates of any Closed Periods. They are implemented for the periods prior to AstraZeneca’s quarterly, half-year and full-year results and are usually the longer of:

●	30 calendar days immediately preceding the relevant results announcement.
●	the period from the end of the relevant financial period up to the date of the relevant results announcement.

While the regulatory requirements relating to Closed Periods under UK and EU MAR apply to PDMRs and their PCAs, in practice AstraZeneca generally restricts all Permanent Insiders (including Directors and Officers who are not designated as PDMRs) from dealing during Closed Periods.

3.PDMR and PCA regulatory notifications

This section applies to PDMRs (including any Directors and Officers who are designated as PDMRs) and their PCAs. It does not apply to any Directors or Officers who are not designated as PDMRs.

Notification of all dealings by PDMRs and PCAs must be sent to AstraZeneca and certain regulators

Every dealing in AstraZeneca Securities conducted on your own account, or on the account of any of your PCAs, must be promptly notified by that person to:

●	the Company Secretary no later than one working day after the relevant transaction.
●	the UK Financial Conduct Authority (FCA) and the Swedish Finansinspektionen (FSA) by no later than three working days after the relevant transaction.
●	the US Securities and Exchange Commission (SEC). PDMRs who are also Directors or Officers of AstraZeneca may be required to make certain filings to satisfy US requirements, some of which may be required on the same day the order to implement the transaction is placed. Further information on the SEC filing requirements and process is set out in section 4 of this Schedule, below.

The notifications to the UK FCA and the Swedish FSA are submitted via their web portals. AstraZeneca is also required to publish a copy of this information via a stock exchange announcement.

The Company Secretary can assist you or your PCAs with notifying the regulators if you provide the information set out in Appendix B before the transaction is instructed.

This duty to notify AstraZeneca and the regulators includes every transaction which changes a PDMR’s or PCA’s holding of AstraZeneca Securities, even if the transaction does not require clearance to deal. It includes, but is not limited to, gifts of AstraZeneca Securities, the grant of options or share awards, the exercise of options or vesting of share awards and transactions carried out by investment managers or other third parties on behalf of a PDMR or PCA, including where discretion is exercised by such investment managers or third parties and including under Trading Plans or Investment Programmes.

As a PDMR, you are also required to notify your PCAs in writing of the notification obligations set out above and must keep a copy of such notification.

4.Director and Officer SEC filing requirements

This section applies to all Directors and Officers (whether or not designated PDMRs).

Directors and Officers of AstraZeneca PLC are required to make certain filings with the US Securities and Exchange Commission (SEC) to satisfy US requirements in relation to their shareholdings and transactions.

SEC filings must be submitted via its EDGAR filing site, using the individual’s personal filing codes. The Company Secretary can assist Directors and Officers with SEC filings if you provide the information set out in Appendix C before the transaction is instructed and you have an active SEC EDGAR filing account.

SEC filing requirements from 2 February 2026 (listing harmonisation effective date)

Directors who intend to sell AstraZeneca shares may be required to file a Form 144 with the SEC, in certain circumstances. The Form 144 indicates the individual’s intent to sell, and must be filed on the same day the order to implement the transaction is placed.

SEC filing requirements from 18 March 2026 (change to US filing requirements)

With effect from 18 March 2026, it is anticipated that Directors and Officers of Foreign Private Issues (FPIs) such as AstraZeneca will be subject to insider reporting requirements under the Securities Exchange Act Section 16(a) in addition to the Form 144 filing requirements set out above.

This Schedule will be updated to reflect the new requirements, when they have been finalised.

APPENDICES TO SCHEDULE

Appendix B - PDMR and PCA notifications to the UK FCA, Swedish FSA, and the Company Secretary re: dealing in securities

PDMR and PCA notifications to the UK FCA are made via its electronic portal here.

PDMR and PCA notifications to the Swedish FSA are made via its Reporting Portal here. Before submitting a notification, you must first set up a personal account on the Reporting Portal and register the account as a PDMR / PCA of AstraZeneca. Registration with the Swedish FSA may take a couple of days and the Company Secretary can help with the process.

If you would like assistance with the notifications to the regulators, please provide the following information to the Company Secretary on or before the transaction date. Often PDMRs find it easiest to provide this information by attaching a receipt of the relevant transaction to their email, however, this is not required so long as the following information is provided:

●	name and contact details, including email address and contact phone number.
●	description of the securities, for example, shares or bonds.
●	nature of the dealing, this is a description of the transaction. For example, are you buying or selling shares.
●	price(s) and volume(s), this is the trading price of the security and the number of securities traded.
●	date of the transaction, this is the date on which the transaction has or will take place.
●	place of transaction, this is the Stock Exchange on which the transaction was carried out.
●	the reason for the notification.

Appendix C – Director and Officer filings with the US SEC

SEC filings must be made via the EDGAR filing site here. Before submitting a notification, you must first set up a personal EDGAR filing account and have your EDGAR filing codes available.

EDGAR registration can be a time-consuming process: your account should be set up in advance, and your codes should be operational. The Company Secretary can help with the process.

Additional information required if a Form 144 is to be filed in connection with a sale of shares includes:

●	your EDGAR filing codes, and confirmation they are still active (unless these are managed on your behalf by AstraZeneca).
●	name and address of the broker.
●	information on how the shares were acquired, including: (i) the date they were acquired; (ii) nature of the acquisition transaction; and (iii) the name of the person from whom the securities were acquired; (iv) amount of securities acquired; and (v) date and nature of payment for the acquisition.
●	information on all share sales made by the individual and certain related persons[1] in the last three months; including: (i) Name and address of the seller; (ii) title of securities sold; (iii) date of sale; (iv) amount of securities sold; and (v) gross proceeds.

1  Includes (i) any relative or spouse of the individual, or any relative of such spouse, any one of whom has the same home as the individual, (ii) any trust or estate in which the individual (or any person specified in (i)) collectively own 10% or more of the total beneficial interest or of which any of such persons serve as a trustee, executor or in any similar capacity, and (iii) any corporation or other organisation (other than the issuer) in which the individual (or any person specified in (i)) are the beneficial owners collectively of 10% or more of any class of equity securities or 10% or more of the equity interest.